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EXHIBIT 10.4


                         AMERITRADE HOLDING CORPORATION
          2002 MANAGEMENT INCENTIVE PLAN (EFFECTIVE SEPTEMBER 29, 2001)

ELIGIBILITY FOR AWARDS. Awards under the 2002 Management Incentive Plan ("the Plan") may be granted by the Compensation Committee of the Board of Directors ("the Committee") of Ameritrade Holding Corporation ("the Company") or its designee to any associate who is in good standing at the time the award is made (the "Participant"). To be eligible for an award Participant shall be employed full-time by the Company as of the date final award amounts are calculated and approved by the Committee under this Plan.

DETERMINATION OF AWARDS. Incentive awards for Participants shall be determined annually according to the achievement of Performance Goals that shall be established in the first 90 days of each year by the Committee. The Performance Goals (the "Performance Goals") shall be the stated business criteria as required pursuant to Section 162(m) of the Internal Revenue Code, as amended. For purposes of the Plan, one or more of the following shall be the Performance
Goals: Earnings Per Share; Earnings Yield; Net Income; Operating Margin; Return on Assets; Return on Equity; Revenue; and Total Shareholder Return.

Awards shall be defined by reference to a target percentage of base salary determined, from time to time, by the Committee or its designee. Incentive awards described in this subsection shall be calculated and paid on an annual basis, based on performance over the course of that fiscal year (the "Performance Period"). With respect to all associates other than Section 162(m) "covered persons", the Committee or its designee reserves the right to modify any criteria, goals or payment amounts as appropriate. Notwithstanding anything to the contrary contained in this Plan, the Committee shall have the power, in its sole discretion, to reduce the amount payable to any Participant (or to determine that no amount shall be payable to such Participant) with respect to any award prior to the time the amount otherwise would have become payable hereunder. In the event of such a reduction, the amount of such reduction shall not increase the amounts payable to other Participants under the Plan. The maximum award that may be payable under this Plan for Fiscal Year 2002 shall be five million dollars.

ADMINISTRATION. Except as otherwise specifically provided, the Plan shall be administered by the Committee. The decision of the Committee with respect to any questions arising as to interpretation of the Plan, including the severability of any and all of the provisions thereof, shall be, in its sole and absolute discretion, final, conclusive and binding. Except to the extent prohibited by law, the Committee may delegate some or all of its authority under the Plan to any person or persons.

While it is the present intention of the Company to grant awards annually, the Committee reserves the right to modify or amend this Plan or any formula, target or goal established hereunder from time to time or to repeal the Plan entirely, or to direct the discontinuance of granting awards either temporarily or permanently, at any time, except as otherwise prohibited by law, including the restrictions described in Section 162(m) of the Internal Revenue Code, as such statute may be amended in the future.

CERTIFICATION. Following the completion of each Performance Period, the Committee shall certify in writing whether the Performance Goals have been achieved and determine the actual size of the award paid to each Participant.

FORM OF AWARDS. The Committee may determine, from time to time, that all or a portion of any award may be paid in the form of cash (less any applicable withholding taxes or deductions) or an equity based incentive, including without limitation stock options, restricted shares, or outright grants of Company stock under and subject to the terms of the Ameritrade Holding Corporation 1996 Long Term Incentive Plan, as amended. A Participant in this Plan who is also eligible to participate in any deferred compensation plan offered by the Company may elect to defer payments pursuant to the terms of that plan.

NO RIGHT TO CONTINUED EMPLOYMENT OR GRANTS. Participation in the Plan shall not give any Participant any right to remain in the employ of the Company. Further, adoption and maintenance of this Plan shall not be deemed to give any associate the right to be selected as a Participant or to be granted any award.